UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2011

Astrotech Corporation
 (Exact name of registrant as specified in its charter)

Washington	001-34426	91-1273737
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Congress Ave. Suite 1650, Austin, Texas	78701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 485-9530

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On August 30, 2011, Astrotech Corporation (“the Company”) received a notification letter from The Nasdaq Stock Market (“Nasdaq”) stating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company no longer meets the requirement that listed securities maintain a minimum bid price of $1.00 per share in accordance with Nasdaq Marketplace Rule 5550(a)(2). The notification has no immediate effect on the listing of the Company’s common stock, which will continue to trade on the Nasdaq Capital Market.
The notification letter states that the Nasdaq listing rules provide the Company a compliance period of 180 calendar days, or until February 27, 2012, in which to regain compliance. If at any time during this 180 day period the closing bid price of the Company’s security is at least $1.00 per share for a minimum of ten consecutive business days, the Company will have regained compliance.
The notification letter also states that, in the event the Company does not regain compliance, the Company may be eligible for additional time. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other Nasdaq initial listing standards, with the exception of the minimum bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period. If the Company meets these requirements, Nasdaq will inform the Company that it has been granted an additional 180 calendar days. However, if it appears to Nasdaq staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide the Company with notice that its securities will be subject to delisting.
The Company intends to actively monitor the bid price for its common stock between now and February 27, 2012, and will consider available options to regain compliance with the minimum bid price requirement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTROTECH CORPORATION
Date: September 2, 2011	By:	/s/ Thomas B. Pickens III
Thomas B. Pickens III
Chairman of the Board and Chief Executive Officer